[FHLBank Atlanta logo]

News Release
May 29, 2014

FOR IMMEDIATE RELEASE
CONTACT: Meredith Moses
Federal Home Loan Bank of Atlanta
mmoses@fhlbatl.com
(404) 888-8145

Federal Home Loan Bank of Atlanta Declares a 3.74% Dividend for First Quarter 2014

ATLANTA, May 29, 2014 - The Board of Directors of the Federal Home Loan Bank of Atlanta (FHLBank Atlanta) has approved a dividend at an annualized rate of 3.74 percent for the first quarter of 2014.

“FHLBank Atlanta is focused on the value our shareholders gain through a strong product offering and solid financial performance,” said Donna C. Goodrich, FHLBank Atlanta Chair of the Board of Directors. “As a result, we are pleased to return a favorable dividend for the first quarter of 2014.”

The dividend rate is equal to average three-month LIBOR plus 3.50 percent for the period of January 1, 2014, to March 31, 2014. The dividend payout is applicable to capital stock held during the period of January 1, 2014, to March 31, 2014. The dividend will be credited to shareholders’ daily investment accounts at the close of business on June 3, 2014.

If you have questions, please contact FHLBank Atlanta’s Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank’s members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4.8 billion to the Affordable Housing Program.

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